Exhibit 10.6

Prosper-Folio Services Agreement

THIS SERVICES AGREEMENT  (this “Agreement”), dated as of March 3, 2009, is by and between FOLIOfn Investments, Inc., a Virginia corporation registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (“Folio”), and Prosper Marketplace, Inc. a Delaware  corporation (“Prosper”).

RECITALS

WHEREAS, Folio has agreed to operate and maintain an alternative trading system (the “Trading Platform”) for the purchase and sale of Borrower Payment Dependent Notes and Open Market Notes issued respectively by Prosper and other financial institutions (“Notes”) to investors (referred to as registered Prosper “lenders”) among such investors who also are customers of Folio (“Folio’s Business”) through Prosper’s online marketplace at www.prosper.com;

WHEREAS, Prosper and Folio have entered into a License Agreement whereby Prosper has agreed to license to Folio certain software and technology that Folio will use to operate the Trading Platform (“Software”);

WHEREAS, Prosper and Folio have entered into a Hosting Services Agreement whereby Prosper has agreed to host such Software for Folio’s exclusive use; and

WHEREAS, in connection with Folio’s Business, Prosper has agreed to provide to Folio, for the exclusive benefit of Folio, certain services, in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, subject to the satisfaction of the terms and conditions set forth herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
SERVICES

SECTION 1.1                        Folio Services.  Subject to the terms and conditions of this Agreement, Folio shall operate and maintain the Trading Platform for the purchase and sale of Notes among investors who are issued such Notes through Prosper’s online credit marketplace.  Folio shall provide to Prosper the services as listed and described on Exhibit A, or as otherwise described in this Agreement (collectively, the “Folio Services”).

(a)           Operation of Trading Platform.  Folio shall effectuate the purchase and sale of Notes by and among Prosper’s investors who own Notes through the Trading Platform. Folio shall open customer trading or brokerage accounts with Prosper investors who desire to sell or purchase Notes. Folio shall, in accordance with the License Agreement and the Hosting Services Agreement, handle the transfer and payment of the purchase price among investors’ trading accounts for such Notes, and record and maintain accurate transaction records of all Note purchases and sales. Folio shall manage and record the transfer of title of Notes from sellers’ Folio accounts to buyers’ Folio accounts. Folio shall keep funds and securities belonging to Prosper investors in a separate account for the sole benefit of its customers, and shall not commingle sellers’ or buyers’ funds with Folio’s own funds.

(b)           Compliance.  Folio shall direct and oversee the purchase and sale of Notes on the Trading Platform, and otherwise operate and manage the Trading Platform in compliance with the Applicable Law of any Governmental Authority (as those terms are defined below), including without limitation laws governing the purchase, sale and transfer of securities and securities broker-dealer requirements.

(c)           Broker-Dealer Licensing.  Folio warrants and represents to Prosper that it is registered as a broker-dealer under the Securities Exchange Act of 1934 and holds and shall maintain all necessary licenses and registrations to operate and maintain the Trading Platform and perform of the Folio Services in all 50 states of the United States.

SECTION 1.2                        Prosper Services.  Subject to the terms and conditions of this Agreement, Prosper shall provide to Folio the services as listed and described on Exhibit B, or as otherwise described in this Agreement (collectively, the “Prosper Services”).  Prosper shall render the Prosper Services as an independent service provider subject to the supervision and direction of Folio.

(a)           Scope.  The Prosper Services (i) shall include the services set forth in Exhibit B, as amended from time to time, and (ii) shall be provided (A) in a manner and with reasonable care consistent with the manner and reasonable care used by Prosper in the conduct of its own business, and (B) in a manner consistent with the requirements of applicable law, statute, order, rule, regulation, policy or guideline (“Applicable Law”) of any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the U.S. Securities and Exchange Commission (“Commission”), or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s), and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority (including the Financial Industry Regulatory Authority, Inc.) (“SRO”), in each case, having competent jurisdiction or authority (collectively, “Governmental Authority”).  Subject to the first sentence of this Section 1.2, Section 1.6 and the Applicable Law of any Governmental Authority, the parties may agree from time to time that in addition to the existing Prosper Services, other services are necessary for the conduct of Folio’s.  Such other services will be included in the Prosper Services upon the written agreement of the parties.

(b)           Review of Scope.  If one of the parties wishes to conduct a review of, or make changes to, the Prosper Services, that party shall request in writing that a services review meeting be held within ten (10) business days, to discuss the provision of Prosper Services; provided that no changes to the Prosper Services will be made without the prior written consent of all parties.  For the avoidance of doubt, Prosper may choose to use different facilities, equipment, software programs, and employees to provide the Prosper Services without the prior approval of Folio.

(c)           Regulatory Requirements relating to Prosper Services.   Prosper shall file an undertaking with the Commission, in the form attached as Exhibit D to this Agreement, within seven days after execution of this Agreement, and provide a copy to Folio.

(d)           Consideration to Folio.  For each Note sold, the seller shall pay Folio a percentage of the proceeds received from such sale (“Transaction Fee”). Transaction fees shall be collected by Folio from the proceeds of sales of Notes.  Further, the parties acknowledge that Prosper has an interest in the establishment and successful operation of Folio’s Business because of the shared customers of Prosper and Folio.  As such, and in consideration for Folio’s services under this Agreement, to the extent aggregate Transaction Fees for a calendar month during the Term or any Renewal Term do not equal or exceed twenty thousand dollars ($20,000) (the “Minimum Monthly Fee”), Prosper shall pay Folio the difference. For example, if aggregate transaction fees in April of 2009 equal $16,000, Prosper shall pay Folio $4,000 ($20,000 minus $16,000). In the event transaction fees for a particular month exceed $20,000, the excess amount shall be applied as a credit toward any shortfall in succeeding months during the Term or any Renewal Term. For example, if aggregate transaction fees equal $23,000 in May of 2009 and $12,000 in June of 2009, Prosper shall be entitled to a credit of $3,000 against the Minimum Monthly Fee for June, so that Prosper shall pay Folio $5,000 for June ($20,000 minus ($12,000 + $3,000) = $5,000). Prosper shall make any required payments to Folio toward the Minimum Monthly Fee no later than 15 days after the end of each calendar month during the Term  or any Renewed Term .  Further, for any period for which Folio conducts Folio’s Business that is less than one calendar month, Prosper shall pay a pro rata share of the Minimum Monthly Fee set forth above minus the aggregate Transaction Fees received by Folio for that period of time, less any credits from prior months.

(e)           Marketing.  For the Term (as defined below), Prosper shall showcase Folio through the use of its corporate name or trademark, if any, in a manner mutually agreeable to the parties on either Prosper’s homepage or any homepage through which a lender member would access the Prosper website.  In addition, the parties agree to facilitate the marketing campaign calendar set forth in Exhibit E.

(f)            Audit.  Once during the Term (as defined below) and once during the Renewed Term (as defined below), Folio shall have the right to conduct (or direct an agent to conduct) at Prosper’s expense not to exceed twenty five thousand dollars ($25,000) per audit, an audit of any appropriate site, facility or performance documentation of Prosper, as directly related to the Prosper Services, and as may be reasonably necessary for compliance purposes under Applicable Law.  Such audits shall be conducted during normal business hours and in a manner so as not to cause Prosper to be in violation of any Applicable Law or contracts or other rights of third parties.  Prosper shall provide to Folio or any auditor or attorney acting on Folio’s behalf with respect to conducting an audit of the Services such assistance as they reasonably require, including installing and operating audit software.  With respect to any agreement between Folio and any auditor or attorney acting on Folio’s behalf under this Section 1.2(f), Folio shall require such auditor or attorney to maintain any confidential information created or received relating to Prosper in accordance with Section 4.1 of this Agreement.

(g)           Phase 2 Development. Foliofn Investments, Inc. may, at its sole discretion, decide to host and manage the secondary note trading platform for Prosper as part of a phase 2 development efforts. Preliminary cost estimates to develop said platform are projected to be approximately $240,000. Upon receipt of written notice from Foliofn anytime during the term of this agreement, Prosper agrees to contribute up to 50% of the projected development expense not to exceed $120,000, provided however that Prosper shall not be obligated to contribute toward any projected expenses that are not approved by Prosper prior to expenditure, provided however that Prosper shall have the ability to review and approve all projected expense items, which approval will not be unreasonably or untimely withheld. Payment for development would be pro-rated across the estimated development time schedule. In the event of a phase 2 development, both parties agree to amend the existing hosting agreement to reflect all necessary changes related to Foliofn managing the secondary market platform on behalf of Prosper.

SECTION 1.3                        No Employment Relationship.  At all times during the performance of the Prosper Services, all persons performing Prosper Services shall be in the employ and/or under the control of Prosper (including agents, contractors, temporary employees and consultants) and shall be independent from Folio and shall not be considered to be employees of Folio or its affiliates and shall not be entitled to any payment, benefit or perquisite directly from Folio or its affiliates on account of the Prosper Services received.  Prosper agrees that no person acting as an employee of Prosper who performs Prosper Services under this Agreement may, at such time and in the exclusive capacity as a Prosper employee, make any representation regarding Folio, hold himself or herself out as an agent or employee of Folio, bind, or attempt to bind, Folio or take any similar action.

SECTION 1.4                        Relationship of the Parties.  Folio and Prosper acknowledge they are independent contractors.  Nothing herein contained shall be deemed or construed (i) to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking or (ii) to allow either party to create or assume any obligation on behalf of the other party.  The duties and responsibilities of the parties hereto shall be rendered by each as an independent contractor and not as an agent for the other party.  Folio acknowledges that, notwithstanding the provision of the Prosper Services by Prosper to Folio, Folio shall remain responsible to any relevant Governmental Authority for the continued performance by Prosper of the Prosper Services under this Agreement.

SECTION 1.5                        No Conflicts.  Notwithstanding any other provision of this Agreement, Prosper shall not be required to provide or to cause to be provided Prosper Services hereunder that conflict with any Applicable Law, contract, rule, regulation, order, license, authorization, certification or permit.

SECTION 1.6                        Limitation of Services.  Except as otherwise expressly contemplated by Exhibit B, Prosper shall not be obligated to (a) make modifications to its existing systems, or (b) acquire additional assets, equipment, rights or properties (including computer equipment, software, furniture, furnishings, fixtures, machinery, vehicles, tools or other tangible personal property) or hire additional personnel in connection with this Agreement.

SECTION 1.7                        No Exclusivity.  The parties acknowledge that Folio has developed an alternative trading system for notes and/or securities and that it is constantly modifying that system. The parties agree that Folio (or any affiliate of Folio) may, in its sole discretion, operate an alternative trading system (or similar exchange or system) for the trading of notes or securities by members, participants, subscribers (or persons of a similar nature) of an Internet-based social lending platform (howsoever described) that directly or indirectly competes with Prosper.

ARTICLE II
CONDITION TO AGREEMENT AND TERM OF THE AGREEMENT

SECTION 2.1                        Condition to Agreement.

Prosper has filed an S-1 registration statement with the U.S. Securities and Exchange Commission (“SEC”) and has filed similar registration statements at the state level, describing the platform for the purchase and sale of receivables, in order to activate its platform for the offering and sale of receivables. FOLIO has filed a form ATS with the SEC seeking authorization to operate a marketplace for the secondary trading of notes issued pursuant to the S-1 registration statement. The obligations of Prosper and Folio under this Agreement shall not commence or become effective until the later of (i) the date that Prosper’s S-1 registration statement filed with the SEC becomes effective and (ii) the date that the form ATS is approved by the SEC (the “Effective Date”). The parties further understand and agree that after the effectiveness of such filings, bids from Prosper lender members may not be made by residents of a state that has not declared Prosper’s registration statement effective in such state.

SECTION 2.2                 Term of the Agreement.

(a)                                  The term of this Agreement shall commence on the Effective Date and shall continue until the first anniversary of the Effective Date, unless terminated earlier in accordance with Section 2.3 (“Term”).

(b)                                 If no notice of termination is given in accordance with Section 2.3 prior to the expiration of the Term, this Agreement shall automatically renew for a period of one (1) year (“Renewed Term”).

SECTION 2.3                Termination.

(a)                                  The following parties may terminate this Agreement:

(i)                                     Prosper may terminate this Agreement:

(1)  During the Term, in writing, without cause, effective three (3) months’ after notice is sent to Folio; provided, however, that Prosper may terminate in writing, without cause, effective one (1) month after notice to Folio and Folio shall be entitled to receive liquidated damages in the amount of sixty thousand dollars ($60,000) minus any monies paid to Folio by Prosper during the term of the Agreement pursuant to Section 1.2(d);

(2) During the Renewed Term, without cause, effective three (3) months’ after notice is sent to Folio;

(ii)                                  In writing, effective thirty (30) days after notice is sent, if Prosper determines, in its sole discretion, that lender members of Prosper may transfer their notes through a structure that does not require a resale trading platform operated by a registered broker-dealer, and that the use of such structure is approved by the Securities and Exchange Commission, provided, however, that Prosper shall use reasonable efforts to notify all customers of Prosper that are also customers of Folio of such change, and shall assist Folio in the transition of such customers, as requested by Folio; Folio may terminate this Agreement in writing, effective immediately, if Prosper commits a breach of Applicable Law that materially affects Folio’s ability to provide brokerage services to customers of Folio (“Folio Customers”) in compliance with any federal or state securities laws, rules or regulations or any rules of a self-regulatory organization of which Folio is a member, provided, however, that Prosper shall provide the Services for a commercially reasonable period of time to allow Folio to close out any outstanding transactions relating to Folio’s Business at the time of termination;

(iii)                               Folio may terminate this Agreement in writing, without cause, effective nine (9) months’ after such notice is sent to Prosper;

(iv)                              Either party may terminate this Agreement, in writing, effective immediately, in the event of any material breach of any warranty, representation or covenant of this Agreement by the other party which remains uncured thirty (30) days after written notice of such breach to such other party; or

(v)                                 Either party may terminate this Agreement, upon mutual agreement of the parties.

(b)                                 Notwithstanding the foregoing, this Agreement shall terminate immediately upon the effective termination of the License Agreement between the parties, dated March 3, 2009 (“License Agreement”) or the Hosting Services Agreement between the parties, dated March 3, 2009.

SECTION 2.4                     Consequences of Termination, Expiration of the Term or Expiration of the Renewed Term.  Upon termination, for any reason, expiration of the Term or expiration of any Renewed Term of this Agreement, (i) Prosper shall maintain the Books and Records for the terms outlined in Exhibit B on behalf of, and for the benefit of, Folio; and (ii) either party shall, if required by the other (disclosing) party, return or destroy all Confidential Information (as defined below), subject to Applicable Law.  Termination or expiration of this Agreement will not relieve Folio of its obligations to any lender member who has become a customer of Folio.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

SECTION 3.1                       Representations and Warranties. Each party represents and warrants to the other party that, except as otherwise disclosed in writing to the other party:

(a)           it is a company duly incorporated and validly existing under the laws of the jurisdiction of its establishment;

(b)           it has the full power and authority to enter into this Agreement and to perform its obligations under this Agreement;

(c)           it has obtained all material consents and approvals and taken all actions necessary for it to validly enter into and give effect to this Agreement;

(d)           this Agreement will, when executed, constitute lawful, valid and binding obligations on it, enforceable in accordance with its terms; and

(e)           it has since February 2006, in all material respects, carried on and is carrying on its business in compliance with all Applicable Law, and since February 2006 has complied and is able to comply with the rules and requirements of all relevant Governmental Authorities.  It has not breached, and there are no breaches, of its organizational documents.  Except for the Consent Orders entered into by Prosper with the SEC and a settlement entered into with the North American Securities Administrators of America as disclosed to Folio, to its actual knowledge, there has not been and there is no investigation or inquiry by, or order, decree, decision or judgment of, any Governmental Authority outstanding or anticipated against it, which, in each case, would have a material adverse effect on its ability to enter into or perform its obligations under this Agreement.

SECTION 3.2                       Continuing Effect.  The representations and warranties set out in Section 3.1 shall be deemed to be repeated throughout the term of this Agreement.

ARTICLE IV
CONFIDENTIALITY

SECTION 4.1                       Folio’s Confidentiality Obligation.  Folio agrees that it and its managers, employees, consultants, agents and advisors shall treat confidentially and not disclose, or permit any affiliate of it or their respective advisors, employees, agents or representatives to disclose, to any third party any non-public or proprietary information  received from or on behalf of Prosper or about Prosper (“Confidential Information”).  For the avoidance of doubt, such Confidential Information shall include any personally identifiable information about any borrower or lender member of the Prosper Internet-based social lending platform, excluding personally identifiable lender information received by Folio in the course of establishing or maintaining an account for any such member or relating to executing a transaction for any such member.  Folio agrees not to use such Confidential Information for any purpose other than for the fulfillment of Folio’s obligations in connection with the transactions contemplated by this Agreement, without obtaining the prior written consent of Prosper, except (a) portions of such information that are or become generally available to the public other than as a result of disclosure by Folio in violation of this Agreement, (b) portions of such information received on a non-confidential basis from a third party who, to such recipient’s knowledge, is not prohibited from disclosing the information pursuant to a confidentiality agreement with, or fiduciary obligations to, Prosper, and (c) for the purpose of making any disclosures required by Applicable Law.  In the event that such Confidential Information is disclosed in accordance with this paragraph, Folio agrees to contractually require each person to whom it has provided such Confidential Information as expressly permitted hereunder or with the prior written consent of the other Party to keep such information confidential and to use and disclose it only in connection with the conduct of Folio’s Business.

SECTION 4.2                       Prosper’s Confidentiality Obligation.  Prosper agrees that it and its directors, employees, consultants, agents, representatives and advisors shall treat confidentially and will not disclose to any third party any Confidential Information received from or on behalf of Folio or any of its affiliates, or use such Confidential Information for any purpose other than providing the Services or for the fulfillment of Prosper’s obligations under this Agreement without obtaining the prior written consent of Folio, except (a) portions of such information that are or become generally available to the public other than as a result of disclosure by Prosper in violation of this Agreement, (b) portions of such information received on a non-confidential basis from a third party who, to such recipient’s knowledge, is not prohibited from disclosing the information pursuant to a confidentiality agreement with, or fiduciary obligations to, Folio, and (c) for the purpose of making any disclosures required by Applicable Law.

SECTION 4.3                        Protection of Customer Information.  For purposes of complying with their obligations under Applicable Law relating to the protection of consumer personal information, if any, the parties will comply with the terms and conditions set forth in Exhibit C attached hereto.

SECTION 4.4                        Permitted Disclosure.  Notwithstanding the forgoing provisions of ARTICLE IV, either party may disclose Confidential Information received from the other if:

(a)           such information is disclosed, in compliance with Applicable Law, by the receiving party to its advisors, representatives, agents and employees, acting in their capacity as such, who have a need to know such Confidential Information in connection with the performance of this Agreement; provided, however, that such advisors, representatives, agents and employees shall be required to agree to abide by the requirements of this ARTICLE IV and the receiving party shall be liable to the other party for any breach of these requirements by its advisors, employees, agents and representatives; or

(b)           either party determines that it is required by Applicable Law to disclose information not otherwise permitted to be disclosed pursuant hereto.  In advance of any such disclosure (to the extent legally permitted and reasonably practicable), the receiving party shall consult with the other party regarding such disclosure and seek confidential treatment for such portions of the disclosure as may be requested by the other party.  Such receiving party shall have no liability hereunder if, prior to the required disclosure, the receiving party receives a written opinion from its counsel opining that such disclosure is required by law or regulation.  In addition, notwithstanding any other provision of this Agreement, Prosper shall be permitted to file a copy of this Agreement with any Governmental Authority.

SECTION 4.5                        Damages Not an Adequate Remedy.  Without prejudice to any other rights or remedies of a party, the parties acknowledge and agree that damages would not be an adequate remedy for any breach of this ARTICLE IV and the remedies of prohibitory injunctions and other relief is appropriate and may be sought for any threatened or actual breach of any provision of this ARTICLE IV.  No proof of special damages shall be necessary for the enforcement of any party’s rights under this ARTICLE IV.

ARTICLE V
LIMITATION OF DAMAGES

SECTION 5.1                        Folio’s Liability to Prosper.  EXCEPT TO THE EXTENT (A) INCLUDED IN A FINAL AWARD AGAINST PROSPER RESULTING FROM A THIRD PARTY CLAIM FOR WHICH PROSPER IS INDEMNIFIED PURSUANT TO SECTION 6.1, OR (B) RELATING TO OR ARISING FROM THE WILLFUL OR INTENTIONAL MISCONDUCT OF FOLIO, IN NO EVENT SHALL FOLIO OR ITS AFFILIATES BE LIABLE TO PROSPER FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL, OR INDIRECT LOSSES OR DAMAGES FROM THEIR PERFORMANCE UNDER THIS AGREEMENT, OR, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN, FOR ANY FAILURE OF OR DEFECT IN PERFORMANCE HEREUNDER OR RELATED HERETO, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  IN NO EVENT SHALL THE LIABILITY OF FOLIO OR ITS AFFILIATES UNDER THIS AGREEMENT EXCEED IN ANY GIVEN CALENDAR YEAR ONE PERCENT OF THE TOTAL DOLLAR AMOUNT OF TRANSACTIONS EXECUTED BY FOLIO WITH RESPECT TO FOLIO’S BUSINESS.

SECTION 5.2                        Prosper’s Liability to Folio.  EXCEPT TO THE EXTENT (A) INCLUDED IN A FINAL AWARD AGAINST FOLIO RESULTING FROM A THIRD PARTY CLAIM FOR WHICH FOLIO IS INDEMNIFIED PURSUANT TO SECTION 6.2, OR (B) RELATING TO OR ARISING FROM THE WILLFUL OR INTENTIONAL MISCONDUCT OF PROSPER, IN NO EVENT SHALL PROSPER BE LIABLE TO FOLIO OR ITS AFFILIATES FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL, OR INDIRECT LOSSES OR DAMAGES FROM ITS PERFORMANCE UNDER THIS AGREEMENT, OR, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN, FOR ANY FAILURE OF OR DEFECT IN PERFORMANCE HEREUNDER OR RELATED HERETO, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.

ARTICLE VI
INDEMNIFICATION

SECTION 6.1                        Folio’s Indemnification of Prosper.  Folio shall defend, indemnify and hold Prosper harmless from and against any and all claims, demands, causes of action, or suits of any nature or character based on any legal theory, including products liability, strict liability, violation of any federal, state or local law, rule or regulation, or the sole or concurrent negligence of any person (“Claims”) to which Prosper may become subject (including any legal or other expenses reasonably incurred by it in connection with investigating any Claim against it and defending any action and any amounts paid in settlement or compromise, provided Folio shall have given its prior written approval of such settlement or compromise, which approval shall not be unreasonably withheld or delayed) that arise, directly or indirectly, from (i) any third party Claim resulting from any breach by Folio (or its affiliates) of this Agreement, any failure by Folio to comply with Applicable Law or the failure to perform any activities necessary to facilitate the operation of Folio’s Business by any employee of Folio, (ii) any grossly negligent act or omission to act by any employee of Folio with respect to facilitating the operation of Folio’s Business, or (iii) Folio’s (or its affiliates’) willful misconduct or fraud.

SECTION 6.2                        Prosper’s Indemnification of Folio.  Prosper shall defend, indemnify and hold Folio and its affiliates harmless from and against any and all Claims to which Folio and its affiliates may become subject (including any legal or other expenses reasonably incurred by it in connection with investigating any Claim against it and defending any action and any amounts paid in settlement or compromise, provided Prosper shall have given its prior written approval of such settlement or compromise, which approval shall not be unreasonably withheld or delayed) that arise, directly or indirectly, from any third party Claim arising from the operation of Folio’s Business, except to the extent such Claim is a result of (i) any breach by Folio of this Agreement, (ii) any failure by Folio to comply with Applicable Law or (iii) Folio’s gross negligence, willful misconduct or fraud (or the gross negligence, willful misconduct or fraud of any Folio employee) with respect to facilitating the operation of Folio’s Business.

SECTION 6.3                        Exclusivity of Remedies.  Subject to Section 2.3, absent actual fraud or willful misconduct by any of the parties to this Agreement, and except for matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available, the indemnification rights provided above shall be the sole and exclusive remedy of the parties under this Agreement.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1                        Successors and Assigns.  Neither party shall assign or transfer this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of the other party.  A purported assignment of this Agreement or any of the rights, interests or obligations hereunder not in compliance with the provisions of this Agreement shall be null and void ab initio.

SECTION 7.2                        Cooperation.  Each party shall cooperate with the other party as is reasonably necessary to assist in the performance of the other party’s obligations under this Agreement.

SECTION 7.3                        Entire Agreement; Amendment.  This Agreement, including the exhibits referred to herein, which are hereby incorporated in and made a part of this Agreement, constitutes the entire contract between the parties with respect to the subject matter covered by this Agreement.  This Agreement supersedes all previous agreements and understandings, if any, by and between the parties with respect to the subject matter covered by this Agreement.  This Agreement may not be amended, changed or modified except by a writing duly executed by the parties hereto.

SECTION 7.4                        Governing Law.  This Agreement, and the rights and liabilities of the parties hereunder, shall be governed by the substantive laws of the Commonwealth of Virginia to the exclusion of its rules of conflict of laws and the parties agree to submit to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Virginia for the resolution of all disputes arising out of this Agreement or in connection with the Services.

SECTION 7.5                        Notices.  All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given when transmitted by facsimile during business hours with proof of confirmation from the transmitting machine, or delivered by courier or other hand delivery, as follows:

If to Prosper:

Prosper Marketplace, Inc.:
111 Sutter Street, 22nd Floor
San Francisco, CA 94104
Facsilime: 415-362-7233

Attn: Kirk T. Inglis, kirk@prosper.com

If to Folio:

FOLIOfn Investments, Inc.
8000 Towers Crescent Drive
Suite 1500
Vienna, VA 22182
Facsimile: 703-880-7319

Attn:       Michael Hogan, hoganm@foliofn.com

SECTION 7.6                   Third Party Beneficiaries.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, firm, or corporation other than the parties, any rights or remedies under or by reason of this Agreement.

SECTION 7.7                   Force Majeure.  Neither party shall incur liability to the other party due to any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including but not limited to failure of suppliers, strikes, lockouts or other labor disputes, riots, acts of war or civil unrest, earthquake, fire, the elements or acts of God, novelty of product manufacture, unanticipated product development problems, or governmental restrictions or other legal requirements; provided, that such party notifies the other party in writing immediately upon commencement of such event and makes diligent efforts to resume performance immediately upon cessation of such event.

SECTION 7.8                   Severability.  In the event that any provision of this Agreement is declared by any court or other judicial or administrative body of competent jurisdiction to be null, void or unenforceable, such provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.  IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES, IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH.

SECTION 7.9                   Headings.  The headings contained in this Agreement are for convenience only and are not a part of this Agreement, and do not in any way interpret, limit or amplify the scope, extent or intent of this Agreement, or any of the provisions of this Agreement.

SECTION 7.10             Counterparts and Facsimile.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement.  Transmission of facsimile copies of signed original signature pages of this Agreement shall have the same effect as delivery of the signed originals.

IN WITNESS WHEREOF, the parties have caused their respective names to be subscribed to this Services Agreement as of the date and year first above written.

Prosper Marketplace, Inc.

By:	/s/ Kirk T. Inglis
Name: Kirk T. Inglis
Title: Chief Financial Officer

FOLIOfn Investments, Inc.

By:	/s/ Michael Hogan
Name: Michael Hogan
Title: Chief Executive Officer and President

Exhibits

Exhibit A: Description of Folio Services

Exhibit B: Description of Prosper Services

Exhibit C: Protection of Consumer Information

Exhibit D: Written Undertaking to Create and Maintain Certain Books and Records

Exhibit E:  Marketing

Exhibit A

Description of Folio Services

1.                                       The following process will apply to registered Prosper lenders who desire to sell their Notes on the trading platform, or to bid to purchase other lenders’ Notes on the Trading Platform:

(a)                                  The lender member will click on a button saying the lender will be directed to the Folio website. That landing page will be designed as mutually agreed by Folio and Prosper, and will bear Folio graphics predominantly, with the Prosper logo appearing lower on the page.

(b)                                 The lender member will then need to become a Folio customer by entering his or her relevant information (name, social security number, address, birth date, etc.). Folio will take that information and run its own OFAC search and make an immediate decision as to whether to create an account for the customer. The account will be a Folio account, and will allow that customer to also trade in other Folio products, along with Prosper Notes.

(c)                                  To become a Folio customer, lenders must accept Folio’s legal agreements, and receive specified Note Trading Platform Disclosures. Once a lender becomes a Folio customer, the lender can sell his or her own Notes on the Trading Platform, or buy other lenders’ Notes offered for sale on the Trading Platform. Notes sold and purchased may correspond to Prosper borrower loans, or to open market (i.e., previously-funded) loans originated by other financial institutions.

2.                                       On the day following the close of the auction bidding period for a Note offered for sale on the Trading Platform the following process will occur:

(a)                                  Prosper relinquishes custody and control of the electronic original of the Note to Folio, such that ownership of the Note can only be transferred at Folio’s direction.

(b)                                 Prosper (i) transfers funds in the amount of the purchase price from the Note buyer’s Prosper funding account to Folio’s Wells Fargo account for customer funds.

(c)                                  Assuming each Folio client’s instructions for the following action have been obtained, Folio transfers 99% of sale proceeds (retaining their 1% fee), less any Applicable Withholding, to Prosper, which Prosper places, at Folio’s instruction, in the selling lender’s Folio Note trading account.

(d)                                 Prosper, acting as a “good control location” for Folio, at Folio’s instruction, transfers ownership of the Note from the selling lender to the buying lender, and such transfer shall be reflected in the selling lender’s and buying lender’s Note trading accounts at Folio.

(e)                                  Assuming each Folio client’s instructions for the following action have been obtained, Prosper, at Folio’s instruction, transfers the Notes from the “good control location” buying lender’s Note trading account to the buying lender’s Prosper account.

3.                                       Folio’s telephone number and email address will be displayed on the Trading Platform web pages, and all customer service questions relating to the Trading Platform will be received by or directed to Folio. Prosper will maintain all records of the transactions in a separate database, on Folio’s behalf, that Folio may query on its own.

Exhibit B

Description of Prosper Services

On behalf of Folio, Prosper agrees to perform the following services:

New Account Opening

1.                                       Prosper will collect and pass electronically to Folio information regarding prospective Folio Customers via an online automated process, as required by Folio and in the form determined by Folio, necessary to open a customer account with Folio.  Folio will review such information and in its sole discretion approve all new accounts prior to opening.

2.                                       Prosper will collect and pass electronically to Folio such information from prospective Folio Customers, as required by Folio, and in the form agreed to by Folio, relating to anti-money laundering and customer identification laws, rules and regulations, to permit Folio to conduct its anti-money laundering and customer identification programs.

Creation and Maintenance of Books and Records

1.                                       The books and records to be created and maintained for the specified period of time by Prosper on behalf of Folio (collectively “Books and Records”), in the medium agreed to by the parties, shall be as follows:

(a)                                  A memorandum of each order, and of any other instruction given to Folio or received by Folio for the purchase or sale of Notes, whether executed or unexecuted, including the terms and conditions of the order or instructions and of any modification or cancellation thereof and the movement of funds related to such order, the account for which the order or instruction was entered, the time the order or instruction was received, the time of entry, the price at which executed, a notation indicating that a customer entered the order or instruction on an electronic system, and, to the extent feasible, the time of execution or cancellation (must be preserved for a period of not less than ten (10) years, the first two (2) years in an easily accessible place);

                                                (b)                                 Copies of confirmations of all purchases and sales of Notes for the account of Folio Customers (must be preserved for a period of not less than ten (10) years, the first two (2) years in an easily accessible place);

                                                (c)                                  A record of any written (to include email) communications from a Folio Customer sent to a Prosper address including specifically any communications expressing any complaint (must be preserved in an easily accessible place until at least ten (10) years after the earlier of the date the account was closed or the date on which the information was replaced or updated).

2.                                       Under no circumstances shall Prosper destroy, delete or otherwise eliminate any or all or any part of such Books and Records without the prior written approval of Folio.

3.                                       At all times, the Books and Records, including all copies thereof, whether electronic or otherwise, are the property of Folio and, as such, will be surrendered to Folio promptly upon Folio’s request.

4.                                       Prosper hereby undertakes to permit examination of such Books and Records at any time or from time to time during business hours by representatives or designees of the Commission or relevant SRO, and to promptly furnish to said Commission or relevant SRO or their designee true, correct, complete and current hard copies of any or all or any part of such Books and Records.

5.                                       The parties acknowledge that the Agreement shall not relieve Folio from the responsibility to prepare and maintain such Books and Records as specified in Exchange Act Rule 17a-4(i) or in Rule 17a-3.

6.                                       To the extent that Prosper receives a demand from any Governmental Authority or is otherwise required by operation of law to permit examination of or to furnish a copy of any or all or any part of such Books and Records, Prosper must immediately notify Folio.

7.                                       Prosper shall maintain and preserve the Books and Records in electronic form in accordance with the electronic storage media requirements outlined in Exchange Act Rule 17a-4(f)(2).  Specifically the electronic storage media must: (a) preserve the records exclusively in a non-rewriteable, non-erasable format; (b) verify automatically the quality and accuracy of the storage media recording process; (c) serialize the original and, if applicable, duplicate units of storage media, and time-date for the required period of retention the information placed on such electronic storage media; and (d) have the capacity to readily download indexes and records preserved on the electronic storage media as agreed to between the parties, as required by the Commission or the SRO of which Folio is a member.

8.                                       Prosper shall,

(a)                                  at all times have available, for examination by Folio, the staffs of the Commission and any SRO of which Folio is a member, facilities for immediate, easily readable projection or production of electronic storage media images of the Books and Records and facilities for producing easily readable images of the Books and Records;

(b)                                 be ready at all times to provide, and immediately provide, any facsimile enlargement which Folio, the staffs of the Commission, any SRO of which Folio is a member, or any State securities regulator having jurisdiction over Folio may request;

(c)                                  store separately from the original, a duplicate copy of the Books and Records for the specified period of time;

(d)                                 organize and index accurately all Books and Records maintained on both original and any duplicate storage media.  At all times, Prosper shall make available such indexes for examination by the Firm, the staffs of the Commission and any SRO of which Folio is a member.  Each index must be duplicated and the duplicate copies must be stored separately from the original copy of each index and the original and duplicate indexes must be preserved for a period of not less than ten (10) years, the first two (2) in an easily accessible place;

(e)                                  have in place an audit system providing for accountability regarding the inputting of Books and Records to electronic storage media and inputting of any changes made to every original and duplicate record of the Books and Records.  At all times, Prosper must be able to have the results of such audit system available for examination by Folio, the staffs of the Commission and any SRO of which Folio is a member.  Further, the audit results must be preserved for a period of not less than ten (10) years, the first two (2) in an easily accessible place; and

(f)                                    keep current, and provide promptly upon request by Folio, the staffs of the Commission and any SRO of which Folio is a member all information necessary to access records and indexes stored on the electronic storage media; or place in escrow and keep current a copy of the physical and logical file format of the electronic storage media, the field format of all Books and Records written on the electronic storage media and the source code, together with the appropriate documentation and information necessary to access records and indexes.

9.                                       Annually, Folio (or a third party auditor) may review the audit system established by Prosper pursuant to this Agreement for the purpose of ascertaining the effectiveness of such audit system for accountability regarding inputting of the Books and Records and inputting of any changes made to every original and duplicate record.

10.                                 Prosper shall, prior to the Effective Date of the Agreement, enter into a contract (“Contract”) with at least one third party, who shall have access to and the ability to download information from Prosper’s electronic storage media, maintained on behalf of Folio, to any medium permitted under Section 17(a) of the Exchange Act and Rule 17a-4 there under.  Folio shall be specified in such Contract as a third party beneficiary of such Contract.  Such Contract between Prosper and such third party(ies) shall include the following undertakings, and shall require the third party, upon execution of the Contract, to submit the following undertakings to the Financial Industry Regulatory Association, Inc. at a place to be designated by Folio:

(a)                                  [Name of Third Party] hereby undertakes to furnish promptly to FOLIOfn Investments, Inc. (“Folio”), the U.S. Securities and Exchange Commission (“Commission”), its designees or representatives, any self-regulatory organization of which Folio is a member, or any State securities regulator having jurisdiction over Folio, upon reasonable request, such information as is deemed necessary by Folio, the staffs of the Commission, any self-regulatory organization of which Folio is a member, or any State securities regulator having jurisdiction over Folio to download information kept on Prosper’s electronic storage media, maintained on behalf of Folio, to any medium acceptable under Securities Exchange Act of 1934 Rule 17a-4.

(b)                                 Furthermore, [Name of Third Party] hereby undertakes to take reasonable steps to provide access to information contained on Prosper’s electronic storage media, maintained on behalf of Folio, including, as appropriate, arrangements for the downloading of any record required to be maintained and preserved by Folio pursuant to Rules 17a-3 and 17a-4 under the Securities

Exchange Act of 1934 in a format acceptable to the staffs of the Commission, any self-regulatory organization of which Folio is a member, or any State securities regulator having jurisdiction over Folio.  Such arrangements will provide specifically that in the event of a failure on the part of Prosper on behalf of Folio to download the record into a readable format and after reasonable notice to Prosper acting on behalf of Folio, upon being provided with the appropriate electronic storage medium, [Name of Third Party] will undertake to do so, as the staffs of the Commission, any self-regulatory organization of which Folio is a member, or any State securities regulator having jurisdiction over Folio may request.

11.                                 All Folio files and records shall be maintained segregated, separate and apart from the files and records of Prosper.

Good Control Location for Purposes of Rule 15c3-3 under the Exchange Act

1.                                       Prosper, as a “good control location” for Folio in compliance with Rule 15c3-3 under the Exchange Act, will maintain records regarding the uncertificated Notes issued by Prosper and held by Folio Customers.

2.                                       Prosper shall ensure and warrant that the Notes held in each Folio Customer’s account are not subject to any right, charge, security interest, lien, or claim of any kind in favor of Prosper or any person claiming through Prosper.

3.                                       As part of the Books and Records, Prosper shall maintain  separate records on behalf of Folio that reflect all positions in the Notes in each Folio Customer’s account.

Trade Confirmations and Monthly Statements for Folio Customers

Prosper shall provide trade confirmations and monthly account statements on behalf of Folio to Folio Customers substantially in the form required by Folio.  Such trade confirmations and monthly account statements will be provided to each Folio Customer by electronic delivery.

Withholding and Information Reporting

1.                                       Prosper and Folio agree that concurrent with the transfer of funds contemplated under Section 3(b) of Exhibit A, Prosper shall inform Folio of any withholding or backup withholding applicable to the proceeds from the purchase and sale of a Note (“Applicable Withholding”) under applicable United States federal tax laws (the “Tax Laws”).

2.                                       Prosper will provide Folio securities sales and cost basis information for Folio to prepare 1099s. Folio will send PDFs of 1099s to Prosper to distribute to Note Trader clients through an online “filing cabinet” feature. Folio shall prepare, or cause to be prepared, the Internal Revenue Service Form 1099-Bs required to be filed under applicable Tax Laws in connection with each purchase and sale of a Note (the “1099s”).  Prosper shall deliver the 1099s to the IRS on behalf of Folio within a period of time reasonably calculated to allow Folio to comply with its obligations to file such 1099s with the Internal Revenue Service and provide such 1099s to the selling lenders.

3.                                       The parties agree that clients subject to withholding taxes will not have access to the Note Trader platform. Both parties agree to develop a process for existing Note Trader clients that become subject to withholding retroactively, after becoming a Note Trader client.

Error Correction

On behalf of, and for the benefit of, Folio, Prosper shall use commercially reasonable efforts to assist Folio in correcting transaction errors by assigning an initial severity category to the error in accordance with the description set out below (“Service Levels”):

Category	Definition	Target Action
1-Critical	Production use of any of the Software is not possible and no reasonable workaround exists. Folio requires resolution urgently due to financial, legal, and public risk.	Initial response within two hours of notice. Resource assigned immediately thereafter and remains assigned until resolution.
2-Severe

Production use of any of the Software is possible, but a business function is disabled and no reasonable workaround exists. This category also applies to errors and problems that severely impact the progress of an implementation project where no reasonable workaround exists.

Initial response within one business day of notice. Resource assigned within one business day thereafter and remains until resolution.
3-Medium

Production use of any of the Software is possible, but a workaround is unacceptable for more than a short period due to frequency of the affected function’s usage and the criticality of the function. This category also applies to errors and problems that severely impact implementation projects where there is an unacceptable long-term workaround.

Initial response within two (2) business days of notice. Resource assigned within one (1) business day of initial response. Target resolution: 80% within 20 business days, the remainder resolved within 60 business days.

4-Low

All others. Production and/or implementation is not impacted severely for one of the following reasons:

A.                                   A reasonably acceptable workaround exists;

B.                                     The error or problem is resolved onsite;

C.                                     The error or problem is not severe; or

D.                                    The extent of the error or problem is limited.

Response and resolution as time permits or indefinitely postponed. Any resolutions made available as part of next scheduled Update.

A new severity category to the error may be assigned, after research, if the initial description was not accurate or after provision of a reasonable workaround if the provision of the workaround lessens the severity of the error.

Email Reporting System

Prosper shall maintain an email reporting system that permits Folio Customers to report Errors and seek assistance with the use of any of the Software, and Folio shall monitor and respond to such reports and requests for assistance in accordance with the Service Levels.

Customer Service

Prosper shall publish a telephone number and link to Folio’s customer service department that allows Folio Customers to contact Folio’s customer service department for questions relating to Folio’s Business.

Scope

Prosper shall provide the Services for the then-current version of the Software.

Exhibit C

Protection of Consumer Information

For purposes of complying with their obligations relating to the protection of consumer personal information, if any, each party represents, warrants and covenants to the other that:

(a)                                  it will process, use, maintain and disclose personal information only as necessary for the specific purpose for which this information was disclosed to it and only in accordance with the terms of this Agreement;

(b)                                 subject to ARTICLE IV of the Agreement it will not disclose any personal information to any third party (including to the subject of such information) or any employee, agent or representative who does not have a need to know such personal information;

(c)                                  it will implement and maintain an appropriate security program to (a) ensure the security and confidentiality of all information provided to it by the other party, including personal information (collectively, the “Confidential Information” as such term is defined in Section 4.1 of this Agreement), (b) protect against any threats or hazards to the security or integrity of the Confidential Information, including unlawful destruction or accidental loss, alteration and any other form of unlawful processing and (c) prevent unauthorized access to, use or disclosure of the Confidential Information;

(d)                                 it will immediately notify the other party in writing if it becomes aware of (a) any disclosure or use of any of the Confidential Information by it or any of its employees, agents or representatives in breach of this Agreement, (b) any disclosure of any Confidential Information to it or its employees, agents or representatives where the purpose of such disclosure is not known, and (c) any request for disclosure or inquiry regarding the Confidential Information from a third party;

(e)                                  it will cooperate with the other party and the relevant supervisory authority in the event of any apparent unauthorized access to or use of Confidential Information, litigation or a regulatory inquiry concerning the Confidential Information, provided, however, it will not communicate with the other party’s customers or members concerning a security breach unless required by applicable law without the written consent of the other party;

(f)                                    it will enter into further agreements as reasonably requested by the other party to comply with Applicable Law from time to time; and

(g)                                 it will cause any employee, agent or representatives to act in accordance with this Exhibit C.

The provisions of this Exhibit supplement, are in addition to, and will not be construed to limit any other confidentiality obligations under the Agreement.  For purposes of this Agreement, “personal consumer information” means personally identifiable information about or relating to any former or current members of the Prosper Internet-based social lending platform and any Folio Customer, in each case, that the other party receives or otherwise has access to; provided, however, personally identifiable information independently obtained by Prosper about any Prosper member or independently obtained by Folio about any Folio Customer shall be excluded from the definition of “personal consumer information” with respect to the relevant party for purposes of the Agreement.

Exhibit D

Written Undertaking to Maintain Certain Books and Records

[Date]

Securities and Exchange Commission

RE:                              Written Undertaking to Maintain Certain Books and Records on behalf of FOLIOfn Investments, Inc.

Pursuant to Section 17(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and Rules 17a-3 and 17a-4 promulgated there under, FOLIOfn Investments, Inc. (“Firm”) is required to create, maintain and preserve (or contract with a third party to create, maintain and preserve) certain books and records for prescribed periods of time.  Accordingly, the undersigned undertakes to maintain such books and records on behalf of the Firm and stipulates that:

1.                                       At all times, such books and records, including all copies thereof, whether electronic or otherwise, are the property of the Firm and, as such, will be surrendered to the Firm promptly upon the Firm’s request.

2.                                       With respect to the books and records maintained or preserved on behalf of the Firm, the undersigned hereby undertakes to permit examination of such books and records at any time or from time to time during business hours by representatives or designees of the Securities and Exchange Commission (“Commission”), and to promptly furnish to said Commission or its designee true, correct, complete and current hard copies of any or all or any part of such books and records.

3.                                       The agreement between the Firm and the undersigned shall not relieve the Firm from the responsibility to prepare and maintain records as specified in Exchange Act Rule 17a-4(i) or in Rule 17a-3.

Sincerely,

Prosper Marketplace, Inc.

By

Name:

Title:

Exhibit E

Marketing

1.                                       Foliofn will send one email per quarter to those Prosper lender members who opened an account with Foliofn in order to become a trading member and participate in the Trading System to inform them of the availability of other Folio investments.

2.                                       Foliofn will be included in Prosper’s promotions about Prosper’s secondary market.

3.                                       A logo and link to the Foliofn Note Trader platform will be included on Prosper’s help page (http://www.prosper.com/help/).

4.                                       Foliofn will be featured in Prosper’s Investing 101 video, upon creation.

5.                                       Prosper will put Folio Investing links on appropriate pages.  Any link will have anchor text only, no key words.

6.                                       Foliofn landing pages will go to Folio Investing Note Trader.  In circumstances where Foliofn requests a link to a general Folio Investing Landing Page, Prosper must review and approve.

7.                                       Folio Investing Note Trader pages to include the standard Folio Investing footer statement and may include any and all links found in our site map. See attached image below for reference.

8.                                       Foliofn will have final approval on all Foliofn placements or changes.

9.                                       Foliofn reserves the right to make changes to all treatments and placements within the “Invest” tab at any time, acknowledging Prosper’s release schedule and in compliance with Prosper’s approval.